STATE OF DELAWARE
                         CERTIFICATE OF INCORPORATION

                       TRIVIEW CAPITAL MANAGEMENT, INC.
                        A For Profit Stock Corporation

ARTICLE I.  NAME

The name of the corporation is: TRIVIEW CAPITAL MANAGEMENT, INC.

ARTICLE II.  REGISTERED AGENT AND REGISTERED OFFICE

The registered office and agent of the corporation shall be Corporate Systems, Inc., 101 North Fairfield Drive, Dover, Kent County, Delaware 19901 for service of process and all other matters.

ARTICLE III.  NATURE OF BUSINESS

This corporation may engage or transact in any and all lawful activities or business permitted under the laws of the United States, the State of Delaware or any other state, country, territory or nation with the principal business
being the management of assets and other financial services.   This
Corporation may engage in activity at any location outside of the State of Delaware for any purpose.

ARTICLE IV. CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is a single class of 1,500 shares of common stock of no par value.

ARTICLE VI.  INCORPORATOR AND TERM OF EXISTENCE

The incorporator is Michael P. Pacult, 5916 N. 300 West, Fremont, IN 46737. This corporation is to exist perpetually.

ARTICLE VII. ELECTION OF BOARD OF DIRECTORS

The shareholders in the By-laws of the Corporation will determine the number and method of election of the Board of Directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 30th day of September, 2004.


                                 /s/ Michael Pacult
                                 Michael P. Pacult
                                 Incorporator